                                                  EXHIBIT  10.1
April 28, 1995


CASCADE NATURAL GAS CORPORATION
222 FAIRVIEW AVENUE NORTH
SEATTLE, WASHINGTON
98109
ATTENTION:     MS. MELISSA WHITTEN
               DIRECTOR, GAS SUPPLY

RE:  WINTER PEAKING SUPPLY - 1995 THROUGH 1998

Dear Melissa:

Further to our telephone conversation of 24 April 1995, the following are the terms which CanWest Gas Supply U.S.A. Inc. ("CanWest") would be prepared to offer to Cascade Natural Gas Corporation ("Cascade") for peaking volumes commencing December 1, 1995:

SELLER:   CanWest Gas Supply U.S.A. Inc.

BUYER:    Cascade Natural Gas Corporation

TERM: Sales and deliveries of natural gas may commence December 1, 1995, and shall terminate February 28, 1998.

PERIOD: The Period in which the deliveries may take place and Demand Charges will be calculated over, will begin on the 1st day of December and end on the last day of February, during each year of the contract Term.

POINT OF
DELIVERY: The Point of Delivery shall be the point at which the facilities of Northwest Pipeline interconnect with the facilities of Cascade Natural Gas at Cascade's citygate(s).

                               Cascade Natural Gas
                                 April 28, 1995
                                     Page 2


VOLUME: The Daily Contracted Quantity (DCQ) over the term of the agreement shall be 15,000 MMBtu/day. Volumes will be available up to 30 days each year during the Term of the contract.

PRICE: CanWest is prepared to offer the either of the following pricing alternatives. The Buyer will be responsible for the Demand Charges described under each pricing option, on the full DCQ on a monthly basis.

OPTION #1 FIXED COMMODITY PRICE

The Gas price for each Period under this alternative shall consist of two components, a Commodity Charge Portion (CCP) for all gas volumes delivered and a Demand Charge Portion (DCP) to apply to the DCQ volume specified at the Point of Delivery.

Dec 1995 - Feb 1996 CCP = $[*]/MMBtu    DCP = $[*]/MMBtu
Dec 1996 - Feb 1997 CCP = $[*]/MMBtu    DCP = $[*]/MMBtu
Dec 1997 - Feb 1998 CCP = $[*]/MMBtu    DCP = $[*]/MMBtu

OPTION #2 MARKET BASED COMMODITY PRICE

The Gas price for each Period over the
Term of the contract under this alternative shall consist of two components, a Commodity Charge Portion (CCP) for all gas volumes delivered and a Demand Charge Portion (DCP) to apply to the DCQ volume specified at the Point of Delivery.

     CCP = either
                    (i) [*]% of the average first of the month "Inside FERC" Index at the Cdn. Border and Rocky Mountain for delivery into Northwest Pipeline at Sumas, WA "lnside FERC" @ Sumas for the month in which gas is sold and delivered.

                 or
                    (ii) Average of the posted daily price survey range as
                         reported by "Gas Daily" for delivery @ NW Sumas & Northwest Rockies for the day in which gas is sold and delivered, plus US $[*]/MMBtu.

DCP = $[*]/MMBtu
[*]= CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                            Cascade Natural Gas
                              April 28, 1995
                                  Page 3

GAS NOMINATIONS:
          Buyer shall provide to Seller a nomination for any specific gas day by 0830 hours Pacific time, the day of the gas day. This notice shall be sent via facsimile to CanWest's Operations Department at (604) 681-6890.

TRANSPORTATION:
          Seller will deliver all volumes under its firm transportation to the Point(s) of Delivery. Buyer shall be responsible for all transportation arrangements downstream of the Points of Delivery.

SUBSTITUTE
SUPPLIES: If for any reason on any day during the term of this Agreement, other than a day wholly or partially covered by Force Majeure, Seller fails or is unable to deliver to Buyer a volume of gas up to the MDQ which is nominated by Buyer, Buyer shall be entitled to acquire the deficient volumes from alternative sources of supply. Seller agrees to reimburse Buyer for any additional cost incurred by Buyer to secure the supply from an alternate source, provided the Buyer uses best efforts to mitigate any costs in securing the alternate supply which shall include utilizing Seller's transportation capacity in the event Buyer is able to do so.

PAYMENT
TERMS: For all deliveries of natural gas payment must be made by wire transfer on or before the 25th of the month following deliveries

CONDITIONS
PRECEDENT:
          A. Buyer obtaining by (Date to be scheduled) the necessary regulatory authorizations.

          B. Seller obtaining by (Date to be scheduled) the necessary regulatory authorizations, including CanWest Management and Producer approval.

          C. The executed gas sales agreement will be the only binding commitment of the parties hereunder. Should the Buyer fail to execute such a gas sales agreement, CanWest may terminate the sale and delivery of gas contemplated herein.

                             Cascade Natural Gas
                               April 28, 1995
                                   Page 4


TERM
OPTION: In the event a Producer vote on the three year agreement outlined above is unsuccessful, CanWest is prepared to offer the following:

          ONE YEAR EVERGREEN AGREEMENT
          CanWest is prepared to offer the all the conditions of the agreement defined above for the same three year term provided a clause is incorporated into the contract which allows either Buyer or Seller an annual option to discontinue the contract. Such an option will eliminate the need to obtain CanWest producer approval.

CanWest is prepared to complete these negotiations in order that we can initiate the necessary producer mail ballot. If the foregoing reflects Buyer's intentions concerning this proposal, please so indicate by signing and returning one copy of this letter by MAY 15, 1995. This offer may be extended if mutually agreed upon by both CanWest and Cascade.

If you have any further questions pertaining to this proposal please do not hesitate to contact me at (604) 661-3305.

Yours very truly,
CANWEST GAS SUPPLY INC.





Rick J. Kunz
Pacific Northwest Term Marketing

The above is hereby understood and agreed to this ___________ day of ___________, 1995.




CASCADE NATURAL GAS CORPORATION

cc. C.Coe